UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 26, 2025

NI Holdings, Inc.
(Exact name of registrant as specified in its charter)

North Dakota	001-37973	81-2683619
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1101 First Avenue North Fargo, North Dakota
(Address of principal executive offices)

58102
(Zip code)

(701) 298-4200
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	NODK	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer

As previously disclosed, Matt Maki was appointed as the Interim Chief Financial Officer of NI Holdings, Inc. (the “Company”), effective December 1, 2024. On February 26, 2025, the Board of Directors (the “Board”) of the Company determined to appoint Mr. Maki as the Company’s full-time Chief Financial Officer, effective March 1, 2025. As Chief Financial Officer, Mr. Maki will function as the Company’s Principal Financial and Accounting Officer for SEC reporting purposes.

Mr. Maki, age 38, joined the Company as Vice President, Financial Planning and Analysis in August 2020 and was appointed as the Company’s Interim Chief Financial Officer effective December 1, 2024. Before joining the Company, Mr. Maki was Vice President of Accounting and Treasurer of RAM Mutual Insurance Company from August 2019 until August 2020. Prior to that, Mr. Maki served in various other finance-related roles at RAM Mutual Insurance Company and as Finance Manager at Travelers Companies, Inc. He began his career as an auditor at Ernst & Young. Mr. Maki graduated from the University of Wisconsin – Eau Claire and is a Certified Public Accountant.

In connection with the foregoing, as determined and approved by the Compensation Committee of the Board, effective March 1, 2025, Mr. Maki’s compensation as Chief Financial Officer will consist of the following: (a) annual base salary of $435,000, (b) annual short-term incentive equal to 50% of base salary, with payout percentages of 25% on threshold, 50% on target, and 100% on stretch, (c) annual long-term incentive equal to 70% of base salary, (d) one-time cash bonus of $25,000, and (e) one-time grant of Restricted Stock Units with a value of $70,000 pursuant to the Company’s 2020 Stock and Incentive Plan, based on the closing price of the Company’s common stock on February 28, 2025, with a three-year vesting term. In addition, the Company anticipates entering into an employment agreement with Mr. Maki governing the terms of his employment as Chief Financial Officer (the “Employment Agreement”). The Company expects that Mr. Maki’s employment agreement will have a one-year term and include the following provisions: (1) participation in any equity incentive plan and short-term performance plan generally made available to executive officers of the Company; (2) paid vacation in accordance with the policies as established from time to time by the Company and all paid holidays, sick days and personal days provided by the Company to its regular full-time employees and senior executive officers; (3) participation in or receipt of the benefits of any employee benefit plan currently in effect at the Company; and (4) reimbursement of all customary and usual expenses incurred by Mr. Maki which are properly accounted for in accordance with the policies and procedures of the Company.

The Company expects that the Employment Agreement will also provide that, following a termination by Mr. Maki without Good Reason (as defined in the Employment Agreement), Mr. Maki’s rights under the Employment Agreement shall cease as of the date of such termination, except that (i) the Company shall pay to Mr. Maki the unpaid portion, if any, of his annual base salary through the date of termination, and (ii) the Company shall provide to Mr. Maki’s dependents any benefits due under the Company’s employee benefit plans then in effect.

In addition, the Company expects that the Employment Agreement will also provide that, following an involuntary termination by the Company without Cause (as defined in the Employment Agreement) or a voluntary termination by Mr. Maki for Good Reason, Mr. Maki will be entitled to receive (i) an amount equal to (a) his annual base salary plus (b) the target short-term incentive bonus for the year in which his employment is terminated, which annual amount shall be multiplied by the number of full calendar months remaining in the employment period divided by twelve, and (ii) for the remaining term of the then current Employment Period (as defined the Employment Agreement), continued participation in the benefit plans of the Company that provide health (including medical and dental) coverage on no less favorable than the most favorable terms provided to senior executives of the Company during the employment period.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the License Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2025.

There are no arrangements or understandings between Mr. Maki and any other person pursuant to which he was selected as Chief Financial Officer or a director. There are no family relationships between Mr. Maki and any director or executive officer of the Company, and Mr. Maki does not have a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NI Holdings, Inc.

Date: March 4, 2025	By:	/s/ Seth C. Daggett
Seth C. Daggett
President and Chief Executive Officer